Exhibit 4.5

FIRST AMENDMENT TO THE FOSSIL GROUP, INC.

2016 LONG-TERM INCENTIVE PLAN

This FIRST AMENDMENT TO THE FOSSIL GROUP, INC. 2016 LONG-TERM INCENTIVE PLAN (this “Amendment”), dated as of March 28, 2018, is made and entered into by Fossil Group, Inc., a Delaware corporation (the “Company”), subject to approval by the Company’s stockholders. Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Fossil Group, Inc. 2016 Long-Term Incentive Plan (the “Plan”).

RECITALS

WHEREAS, Article 10 of the Plan provides that the Board of Directors of the Company (the “Board”) may amend the Plan at any time and from time to time;

WHEREAS, the Board desires to amend the Plan to increase the number of shares of Common Stock that may be delivered pursuant to Awards under the Plan by an additional five million (5,000,000) shares, plus any shares which are subject to awards granted pursuant to the Fossil, Inc. 2008 Long-Term Incentive Plan and which are forfeited, expire or are cancelled on or after the Effective Date of the Plan; and

WHEREAS, as of the date hereof, the Board resolved that this Amendment be adopted and that the Plan be amended to increase the number of shares that may be delivered pursuant to Awards under the Plan.

NOW, THEREFORE, in accordance with Article 10 of the Plan, the Company hereby amends the Plan, effective as of the date hereof, as follows:

1.                                      Article 2 of the Plan is hereby amended by adding the following new Section 2.36A and Section 2.36B between Section 2.36 and Section 2.37, respectively:

2.36A “Prior Plan Awards” means any awards under the Prior Plan that are outstanding on March 31, 2018, and that, on or after March 31, 2018, are forfeited, expire or are canceled.

2.36B “Prior Plan” means the Fossil, Inc. 2008 Long-Term Incentive Plan dated effective May 21, 2008.

2.                                      Section 5.1 of the Plan is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 5.1:

5.1 Number Available for Awards.

(a)         Subject to adjustment as provided in Articles 11 and 12 and subject to increase by any Prior Plan Awards eligible for reuse pursuant to Section 5.2, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is an aggregate of 8,000,000 shares, 100% of which may be delivered pursuant to Incentive Stock Options. Subject to adjustment pursuant to Articles 11 and 12, the maximum number of shares of Common Stock with respect to which Stock Options or SARs may be granted to any Executive Officer during any calendar year is 250,000 shares of Common Stock. Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan.

(b)         Exempt Shares. No more than five percent (5%) of the shares of Common Stock that may be delivered pursuant to Awards under Section 5.1(a) may be shares designated as “Exempt Shares.”

3.                                      Section 5.2 of the Plan is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 5.2:

5.2                               Reuse of Shares. To the extent that any Award under this Plan or any Prior Plan Awards shall be forfeited, shall expire or be canceled, in whole or in part, then the number of shares of Common Stock covered by the Award or Prior Plan Award so forfeited, expired or canceled may again be awarded pursuant to the provisions of this Plan. Awards that may be satisfied either by the issuance of shares of Common Stock or by cash or other consideration shall be counted against the maximum number of shares of Common Stock that may be issued under this Plan only during the period that the Award is outstanding or to the extent the Award is ultimately satisfied by the issuance of shares of Common Stock. Shares of Common Stock otherwise deliverable pursuant to an Award that are withheld upon exercise or vesting of an Award for purposes of paying the exercise price or tax withholdings shall be treated as delivered to the Participant and shall be counted against the maximum number of shares of Common Stock that may be issued under this Plan. Awards will not reduce the number of shares of Common Stock that may be issued pursuant to this Plan if the settlement of the Award will not require the issuance of shares of Common Stock, as, for example, a SAR that can be satisfied only by the payment of cash. Notwithstanding any provisions of the Plan to the contrary, only shares forfeited back to the Company or shares canceled on account of termination, expiration or lapse of an Award, shall again be available for grant of Incentive Stock Options under the Plan, but shall not increase the maximum number of shares described in Section 5.1 above as the maximum number of shares of Common Stock that may be delivered pursuant to Incentive Stock Options.

4.                                      Section 6.4(b)(ii) of the Plan is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 6.4(b)(ii):

(ii)                                  Except as provided in sub-paragraph (i) above or in the applicable Award Agreement, the Participant shall have, with respect to his or her Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon; provided that, if the right to receive dividends is awarded, then (A) any cash dividends and stock dividends with respect to the Restricted Stock shall be withheld by the Company for the participant’s account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Committee; and (B) such cash dividends or stock dividends so withheld by the Company and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to such Participant in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, if applicable, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends. The Company shall electronically register the Restricted Stock in the name of the Participant, but shall not issue certificates for the Restricted Stock unless the Participant requests delivery of the certificates for the Restricted Stock, in writing in accordance with the procedures established by the Committee. A Participant may only request delivery of certificates for shares of Common Stock free of restriction under this Plan after the Restriction Period expires without forfeiture in respect of such shares of Common Stock or after any other restrictions imposed on such shares of Common Stock by the applicable Award Agreement or other agreement have expired. Each Award Agreement shall require that (x) each Participant, by his or her acceptance of Restricted Stock, shall irrevocably grant to the Company a power of attorney to transfer any shares so forfeited to the Company and agrees to execute any documents requested by the Company in connection with such forfeiture and transfer, and (y) such provisions regarding returns and transfers of stock certificates with respect to forfeited shares of Common Stock shall be specifically performable by the Company in a court of equity or law.

5.                                      Section 6.8 of the Plan is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 6.8:

6.8                               Dividend Equivalent Rights. The Committee may grant a Dividend Equivalent Right to any Participant, either as a component of another Award or as a separate Award. The terms and conditions of the Dividend Equivalent Right shall be specified by the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Common Stock (which may thereafter accrue additional dividend equivalents). Any such reinvestment shall be at the Fair Market Value at the time thereof. Dividend Equivalent Rights may be settled in cash or shares of Common Stock, or a combination thereof, in a single payment or in installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other Award; provided that (i) any Dividend Equivalent Rights with respect to such Award shall be withheld by the Company for the Participant’s account until such Award is vested, subject to such terms as determined by the Committee; and (ii) such Dividend Equivalent Rights so withheld by the Company and attributable to any particular Award shall be distributed to such Participant in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such Dividend Equivalent Rights, if applicable, upon vesting of the Award and if such Award is forfeited, the Participant shall have no right to such Dividend Equivalent Rights. No Dividend Equivalent Rights may be paid or granted with respect to any Stock Option or SAR.

6.                                      Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first written above.

FOSSIL GROUP, INC.

BY:	/S/ KOSTA N. KARTSOTIS

NAME:	Kosta N. Kartsotis

TITLE:	Chairman and CEO